Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF LIQUIDNET HOLDINGS, INC.

Liquidnet Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.               The name of the Corporation is Liquidnet Holdings, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 1999, under the name Liquidnet, Inc.

2.               This Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of this Corporation was duly adopted by the written consent of the Board of Directors of the Corporation (the “Board”) and by majority written consent of the stockholders in accordance with the applicable provisions of Sections 141, 229, 242 and 245 of the General Corporation Law of Delaware and written notice of the adoption of this Certificate of Incorporation is being provided in accordance with Section 228 of the General Corporation Law of Delaware to every stockholder entitled to such notice.

3.               The text of the Corporation’s Fourth Amended and Certificate of Incorporation, dated September 26, 2005, is hereby restated and amended in its entirety as follows:

FIRST:  The name of the Corporation is Liquidnet Holdings, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.”  The total number of shares of all classes of stock which the Corporation is authorized to issue is one billion fifty million (1,050,000,000) shares, of which seven hundred fifty million (750,000,000) shares are designated as Class A Common Stock, two hundred fifty million (250,000,000) shares are designated as Class B Common Stock (the Class A Common Stock and the Class B Common Stock together, the “Common Stock”) and fifty million (50,000,000) shares are designated as Preferred Stock, each $0.00001 par value per share.

Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without further action by the Corporation or any other person, each share of common stock, par value $0.00001 per share (the “Old Common Stock”), either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be and hereby is automatically reclassified as and converted into one validly issued, fully paid and nonassessable share of Class B Common Stock, and upon the Effective Time, all rights of the holders of shares of such Old Common Stock so converted shall cease, certificates formerly representing shares of such Old Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of shares of Class B Common Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK.

1.               General.  Except as otherwise set forth below in this Certificate of Incorporation (which, as used herein, shall mean the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any Preferred Stock Designation (as defined herein)), the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

2.     Voting.

(a)          Except as otherwise set forth below in this Certificate of Incorporation or as otherwise required by law, the holders of Common Stock shall vote together, and with the holders of shares of any other class or series of stock entitled to vote with the holders of Common Stock, as a single class, on all matters upon which such holders of Common Stock are entitled to vote under law or under this Certificate of Incorporation. The holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such stockholders. The holders of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held by such stockholders. There shall be no cumulative voting.

(b)         The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

3.               Dividends.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common

Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor.  In furtherance of the preceding sentence, in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be (except as provided in the next sentence).  In no event shall the Corporation declare or pay dividends in the form of shares of Class B Common Stock provided that the Corporation may issue shares of Class B Common Stock in connection with a stock split or subdivision effected by way of an amendment to the Certificate of Incorporation in accordance with Section A.7 of this Article FOURTH.

4.               Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive, equally, on a per share basis, all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

5.               Conversion.

(a)          As used in this Certificate of Incorporation, the following terms shall have the following meanings:

i.                  “Class B Stockholder” shall mean a registered holder of shares of Class B Common Stock at the Effective Time.

ii.               “Transfer” shall mean any sale, assignment, transfer, lease, pledge, conveyance, hypothecation or other transfer or disposition of a share of Class B Common Stock, whether or not for value and whether voluntary or involuntary, by operation of law (including upon death or dissolution) or otherwise.

(b)         Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time.

(c)          All shares of Class B Common Stock shall automatically, without any further action by the Corporation or any other person, convert into fully paid and nonassessable shares of Class A Common Stock on a one for one basis upon the affirmative vote at a duly noticed stockholders meeting (or a duly executed written consent) of the holders of a majority of the shares of Class B Common Stock then outstanding in favor of the conversion of all of the shares of Class B Common Stock into shares of Class A Common Stock.

(d)         All shares of Class B Common Stock shall automatically, without any further action by the Corporation or any other person, convert into fully paid and nonassessable shares of Class A Common Stock on a one for one basis at such time as the holders of our Class B Common Stock collectively cease to hold at least 10% of the shares of the outstanding shares of our Class A Common Stock and Class B common stock together.

(e)          Each share of Class B Common Stock shall automatically, without any further action by the Corporation or any other person, convert into one fully paid and nonassessable share of Class A Common Stock upon the Transfer by a holder of such share of Class B Common Stock, other than a Transfer to a pledgee of such holder of shares of Class B Common Stock pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee that does not grant to the pledgee the power to vote or direct the vote of the such shares or the power to dispose or direct the disposition of such shares and that does not transfer ownership of such shares; provided, however, that such shares shall remain subject to this Section A.5 of Article FOURTH and, in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall automatically, without any further action by the Corporation or any other person, convert into shares of Class A Common Stock on a one for one basis.

(f)            Each share of Class B Common Stock (i) held of record by a Class B Stockholder who is a natural person or (ii) held by a pledgee of such Class B Stockholder, shall in each case automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder.

(g)         In the event of an automatic conversion of any shares of Class B Common Stock into shares of Class A Common Stock (A) pursuant to clause (e) above, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred, and (B) pursuant to this Section A.5, all rights of the holder of shares of Class B Common Stock arising from such holder’s ownership of such shares of Class B Common Stock so converted shall cease, certificates formerly representing shares of Class B Common Stock, if any, will thereafter be deemed to represent a like number of shares of Class A Common Stock, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of shares of Class A Common Stock.

(h)       The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the shares of Class B Common Stock into shares of Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of separate stock certificates with respect thereto, as it may deem necessary or advisable (so long as such policies and procedures do not diminish the rights of the holders of Class B Common Stock hereunder), and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock, to determine whether a Transfer of shares of Class B Common Stock will result in a conversion to shares of Class A Common Stock, and to otherwise confirm that a conversion to shares of Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer of shares of Class B Common Stock results in a conversion to shares of Class A Common Stock shall be conclusive.

(i)           The Corporation hereby reserves, and shall at all times reserve and keep available, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(j)           If any shares of Class B Common Stock shall be converted pursuant to this Section A.5 or are otherwise acquired by the Corporation, the shares so converted or acquired shall be retired and such shares of Class B Common Stock shall not be reissued.

(k)        The Class A Common Stock shall not have any conversion rights.

(l)           In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate or certificates representing such shares (if certificated) during usual business hours at the principal executive offices of the Corporation, or if any agent for the registration or transfer of shares of Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”), then at the office of the Transfer Agent, accompanied by written notice that the holder elects to convert the shares of Class B Common Stock represented by such certificate or certificates, to the extent specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Class A Common Stock which shall be issuable upon such conversion shall be issued. If required by the Corporation, any certificate for shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by the holder of such shares or his, her or its duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class B Common Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation or the Transfer Agent, as applicable, and the certificate or certificates representing such shares shall have been surrendered (subject to receipt by the Corporation or the Transfer Agent, as applicable, within thirty (30) days thereafter of any required instruments of transfer as aforesaid), and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

6.               Mergers, Consolidation or Other Combination Transactions.  In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class B Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted.

7.               Splits, Subdivisions or Combinations.  If the Corporation splits, subdivides or combines the shares of Class A Common Stock or Class B Common Stock outstanding, by way of an amendment to the Certificate of Incorporation, the shares of the other such class of Common Stock outstanding shall be proportionately split, subdivided or combined in the same manner and on the same basis as the shares of the other class of Common Stock outstanding that have been split, subdivided or combined.

8.               Restrictions on Issuance.  From and after the Effective Time, the Corporation shall not issue or sell, by reclassification or otherwise, any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible or exercisable into shares of Class B Common Stock to any person; provided, however, that notwithstanding the foregoing, the Corporation may issue shares of Class B Common Stock pursuant to (i) any equity incentive plan of the Corporation existing prior to the Effective Time and (ii) subject to Section A.7 of this Article FOURTH, the Corporation may issue shares of Class B Common Stock pursuant to any stock splits, subdivisions or combinations with respect to the Class B Common Stock.

B.             PREFERRED STOCK.

The Board is authorized, subject to any limitations prescribed by law or this Certificate of Incorporation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Corporation’s By-laws pursuant to a resolution approved by a majority of the Board or by unanimous written consent.  The Corporation’s By-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, in addition to any other vote required by law or this Certificate of Incorporation.  Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

SIXTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation.

SEVENTH: This Article SEVENTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.               General Powers.  Subject to the terms of this Certificate of Incorporation, the powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board.

2.               Number of Directors.  Subject to Section 8 of this Article SEVENTH and to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be established exclusively by the Board, and no decrease in the number of authorized directors shall shorten the term of any incumbent director. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

3.               Classes of Directors.  At the Effective Time, the directors shall be and are divided into three classes, Class I, Class II and Class III, that will be, as nearly as possible, of equal size.  The Board is authorized to assign members of the Board already in office to such classes at and as of the Effective Time.

4.               Terms of Office.

Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2009; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2010; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2011. Notwithstanding the foregoing, but subject to Section 8 of this Article SEVENTH, the term of each director shall continue until the election and qualification of his successor and be subject to such director’s earlier death, resignation or removal.

5.               Quorum.  A majority of the directors at any time in office shall constitute a quorum. If at any meeting of the Board there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than an announcement at the meeting, until a quorum shall be present.

6.               Action at Meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number is required by law or by this Certificate of Incorporation.

7.               Removal.  Subject to the rights of the holders of any series of Preferred Stock, directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast in the election of directors.

8.               Newly Created Directorships and Vacancies.  Unless otherwise required by law or by resolution adopted by the affirmative vote of a majority of the directors then in office, any vacancy among the directors, however occurring, and any newly created directorship or vacancy resulting from an enlargement of the Board, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum or, if there are none, by a vote of the holders of the capital stock entitled to vote in the election of such directors, voting together as a single class, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified and subject to such director’s earlier death, resignation or removal.

9.               Stockholder Nominations and Introduction of Business, Etc.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

10.         Amendments to Article.  Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SEVENTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

EIGHTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board, the Chief Executive Officer or the President.  Business transacted at any special meeting of stockholders shall be limited to matters stated in the notice of meeting. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

NINTH:

1.               Amendment of this Certificate of Incorporation.  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law and by this Certificate of Incorporation; provided, however, that (a) any amendment or repeal of Article SIXTH of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; (b) the rights of any series of Preferred Stock shall not be amended after the issuance of shares of such series of Preferred Stock except in accordance with the terms of the certificate of designations for such series of Preferred Stock and the requirements of applicable law; (c) the rights of the Class B Common Stock (including the rights set forth in this clause (c)) may not be amended, altered, changed or repealed (in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise), without the approval of the holders of a majority of the voting power of all outstanding shares of Class B Common Stock; and (d) the rights of the Class A Common Stock (including the rights set forth in this clause (d)) may not be amended, altered, changed or repealed (in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise) without the approval of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock.

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IN WITNESS WHEREOF, said Liquidnet Holdings, Inc. has caused this certificate to be signed by its President and Chief Executive Officer as of the        of                       , 2008.

LIQUIDNET HOLDINGS, INC.

By:
Name: Seth Merrin
Title: President and Chief Executive Officer